Exhibit 99.1
Freddie Mac Reports Net Income of $2.9 Billion and
Comprehensive Income of $2.2 Billion for First Quarter 2018
The Company Continues To Effectively Execute Its Mission While Protecting Taxpayers And Building A Better Housing Finance System

First Quarter 2018 Financial Results

•
Comprehensive income of $2.2 billion was driven by the company's strong competitive fundamentals, a $0.4 billion benefit from the reduced corporate tax rate and continued guarantee book growth. Market-related impacts and gains from legacy asset dispositions were modest at $0.2 billion, after-tax, in the first quarter.

▪	Comprehensive income, excluding significant items,(1) has remained reasonably stable quarter over quarter, despite market volatility.

•	No dividend payment to the U.S. Treasury is required as the company rebuilds its $3.0 billion capital buffer.

Comprehensive income ($B)	1Q 2018	4Q 2017	Change	1Q 2017	Change
Total comprehensive income	$2.2	$(3.3)	$5.5	$2.2	—
Excluding the write-down of net deferred tax asset (1)	—	5.4	(5.4)	—	—
Comprehensive income, excluding significant items(1)	$2.2	$2.1	$0.1	$2.2	—

CEO Commentary
"Freddie Mac delivered $2.2 billion of comprehensive income this quarter, despite a major change in interest rates. In a period with no significant items and little impact from legacy asset dispositions, this demonstrated the increased stability of our earnings. We also continued our impressive record of innovation-through a steady stream of real improvements by all three business lines. In short, our results this quarter provide a particularly clear view of our earnings capacity and the progress we’ve made in fulfilling our mission by creating a better housing finance system for lenders, investors, families and taxpayers."

“2017 was a landmark year in Freddie Mac’s transformation, reaching several very significant milestones. The guarantee book topped $2 trillion for the first time after growing 6 percent last year, the highest rate in a decade. Our work to innovate and re-imagine the mortgage experience - and almost all business activities - has helped increase our competitiveness and made home possible for 2.3 million home buying and renting families in 2017. Notably, the number of first time homebuyers we funded hit a10-year high and we were once again the nation’s top multifamily financier. At the same time, we significantly lowered taxpayer exposure to our risks, having reduced impaired assets in the investment portfolio by nearly 30 percent through cost-effective transactions, while integrating credit risk transfer extensively across both guarantee businesses.

Donald H. Layton Chief Executive Officer

First Quarter 2018 Business Highlights
Fundamentals Remained Strong; Continued Growth in Guarantee Businesses

•	Total guarantee portfolio grew 5 percent from the prior year to nearly $2.05 trillion.

•	Total mortgage-related investments portfolio was $241 billion; below the 2018 year-end Purchase Agreement cap of $250 billion.
Delivering on the Company's Mission

•	Provided approximately $80 billion in liquidity to the mortgage market – funded 282,000 single-family homes and 152,000 multifamily rental units.
Single-family: Providing Liquidity to the Market while Transforming U.S. Housing Finance

•	Guarantee portfolio grew 3 percent from the prior year to $1.84 trillion.

•	Serious delinquency rate was 0.97 percent; excluding areas affected by the 2017 hurricanes, it was 0.75 percent.

•
The company has transferred a significant portion of credit risk on 39 percent(2) of the single-family credit guarantee portfolio, up from nearly 30 percent a year ago; it expects to reduce by approximately 60 percent the modeled capital required for credit risk(2)(3) on the quarter's $66 billion of new originations.

Multifamily: Leading through Innovation

•	Guarantee portfolio grew 30 percent from the prior year to $213 billion.

•	Delinquency rate at historical lows, continuing near zero at 0.02 percent.

•
The company has transferred a large majority of credit risk on 90 percent(2) of the multifamily guarantee portfolio; it expects to reduce by approximately 90 percent the modeled capital required for credit risk(2)(3) on the quarter's $13 billion of new originations.

Portfolio Balances ($B)	1Q 2018	4Q 2017	% Chg.	1Q 2017	% Chg.
Single-family credit guarantee portfolio	$1,836	$1,829	—%	$1,779	3%
Multifamily guarantee portfolio	213	203	5%	164	30%
Total guarantee portfolio	$2,049	$2,032	1%	$1,943	5%
Mortgage-related investments portfolio	241	253	(5)%	291	(17)%
Total investments portfolio	$311	$342	(9)%	$383	(19)%
(1) See Non-GAAP Financial Measure Highlights on pages 4-6 and 15-16 of this press release for additional details and reconciliations to the comparable amounts under GAAP.
(2) See footnotes on pages 7-9 for calculations.
(3) Modeled capital requirement as per the FHFA's Conservatorship Capital Framework and internal methods that use stress scenarios which are generally consistent with the 2017 Dodd-Frank Act Stress Test (DFAST) "severely adverse" scenario.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.9 billion for the first quarter of 2018, compared to a net loss of $2.9 billion for the fourth quarter of 2017. The company also reported comprehensive income of $2.2 billion for the first quarter of 2018, compared to a comprehensive loss of $3.3 billion for the fourth quarter of 2017.
Summary Condensed Consolidated Statements of Comprehensive Income

(Dollars in millions)	1Q 2018	4Q 2017	Change	1Q 2017	Change
Net interest income	$3,018	$3,501	$(483)	$3,795	$(777)
Benefit (provision) for credit losses	(63)	262	(325)	116	(179)
Derivative gains (losses)	1,830	88	1,742	(302)	2,132
Other non-interest income (loss)(1)	(1)	1,227	(1,228)	676	(677)
Non-interest income (loss)	1,829	1,315	514	374	1,455
Administrative expense	(520)	(558)	38	(511)	(9)
Other non-interest expense	(590)	(698)	108	(453)	(137)
Non-interest expense	(1,110)	(1,256)	146	(964)	(146)
Income before income tax expense	3,674	3,822	(148)	3,321	353
Income tax expense	(748)	(6,743)	5,995	(1,110)	362
Net income (loss)	$2,926	$(2,921)	$5,847	$2,211	$715
Total other comprehensive income (loss)	(776)	(391)	(385)	23	(799)
Comprehensive income (loss)	$2,150	$(3,312)	$5,462	$2,234	$(84)

Guarantee fee income(1)	$194	$186	$8	$149	$45
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

Financial Results Discussion
Freddie Mac’s first quarter 2018 net income and comprehensive income both increased from the fourth quarter of 2017 primarily driven by the write-down of the company's net deferred tax asset in the fourth quarter of 2017. First quarter 2018 results also reflected:

•	Benefit of $0.4 billion from the reduced corporate tax rate which decreased from 35 percent to 21 percent at the beginning of the first quarter of 2018.

•
Market-related impacts and gains from legacy asset dispositions were modest at $0.2 billion in the first quarter of 2018. The company experienced gains of $0.2 billion from market spreads tightening and $0.2 billion from legacy asset dispositions, partially offset by a $0.2 billion loss from interest rate impacts, all after-tax.

▪
The small loss from interest rate impacts in the first quarter of 2018 reflected the effect of the company's implementation of fair value hedge accounting beginning in the first quarter of 2017 which significantly reduced the company's GAAP earnings sensitivity to changes in interest rates.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Selected Financial Measures

•
Net interest income decreased from the prior quarter primarily due to a $0.4 billion decrease related to hedge accounting in the first quarter of 2018 compared to a $0.1 billion increase in the fourth quarter of 2017.

(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business and is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.

•
Guarantee fee income, primarily from the company’s multifamily business, increased from the prior quarter primarily driven by larger average multifamily guarantee portfolio balances due to issuances of K Certificates and SB Certificates.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

•
The shift from a benefit for credit losses in the fourth quarter of 2017 to a provision for credit losses in the first quarter of 2018 was primarily driven by reclassifications of single-family legacy assets between held-for-investment and held-for sale.

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted”, or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP condensed consolidated statements of comprehensive income. Management believes these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue.

•
The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. GAAP guarantee fees are primarily those generated by its multifamily business.

▪	Adjusted net interest income is the net spread earned on the company’s investments activities, including the cost of funds associated with using derivatives.

▪
Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

In 2017, the company added a new non-GAAP financial measure calculated by adjusting comprehensive income for certain significant items. This non-GAAP financial measure is calculated by excluding significant items from the company’s GAAP comprehensive income that are not indicative of its on-going operations. Management believes that this non-GAAP financial measure is useful because it allows users to better understand the drivers of the company's on-going financial results.
The graphs that follow show the non-GAAP financial measures for adjusted net interest income and adjusted guarantee fee income.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

•	Adjusted net interest income was relatively unchanged from the prior quarter.

•
The mortgage-related investments portfolio declined $12 billion, or 5 percent, from the prior quarter, ending the first quarter of 2018 at $241 billion, below the 2018 year-end Purchase Agreement cap of $250 billion.

▪
The company remained focused on reducing the balance of less liquid assets in this portfolio. The balance of less liquid assets declined $5 billion, or 6 percent, from the prior quarter to $83 billion at March 31, 2018 due primarily to sales of non-agency mortgage-related securities and single-family legacy assets.

◦
Less liquid assets include single-family reperforming loans, single-family seriously delinquent loans, multifamily unsecuritized mortgage loans not in the securitization pipeline, and mortgage-related securities not guaranteed by a GSE or the U.S. government.

▪
The balance of liquid assets and securitization pipeline assets was $132 billion and $26 billion, respectively, at March 31, 2018, representing approximately 66 percent of the mortgage-related investments portfolio.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 15-16 of this press release.
Note: Amounts may not add due to rounding.

•	Adjusted guarantee fee income decreased from the prior quarter primarily driven by lower amortization of single-family upfront fees resulting from a decrease in loan prepayments.

▪	Changes in the rates of amortization of single-family upfront fees into income are driven by fluctuating levels of loan prepayments, which primarily reflect changes in interest rates.

▪
Adjusted single-family guarantee fee income from contractual guarantee fees is expected to increase over the long-term as guarantee fees on new single-family business are generally higher than the fees received on older vintages that continue to run off.

•	The total guarantee portfolio grew $17 billion, or 1 percent, from the prior quarter.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-family Guarantee, Multifamily and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP condensed consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments. For more information about Segment Earnings, see Note 13 to the condensed consolidated financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and page 16 of this press release.
Single-family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Financial Results(1)

(Dollars in millions)	1Q 2018	4Q 2017	Change	1Q 2017	Change
Guarantee fee income	$1,513	$1,589	$(76)	$1,418	$95
Benefit (provision) for credit losses	28	(41)	69	39	(11)
Other non-interest income	94	424	(330)	319	(225)
Administrative expense	(336)	(363)	27	(333)	(3)
REO operations expense	(39)	(65)	26	(59)	20
Other non-interest expense	(379)	(381)	2	(318)	(61)
Segment earnings before income tax expense	881	1,163	(282)	1,066	(185)
Income tax expense	(179)	(405)	226	(356)	177
Segment earnings, net of taxes	702	758	(56)	710	(8)
Total other comprehensive income (loss), net of tax	(4)	42	(46)	(2)	(2)
Total comprehensive income	$698	$800	$(102)	$708	$(10)

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).

•
Segment earnings decreased from the prior quarter primarily driven by lower benefit from single-family legacy asset reclassifications and dispositions, partially offset by lower income tax expense resulting from the decrease in the corporate tax rate in 2018.

Business Highlights

•	Core loan portfolio (after 2008), which excludes HARP and other relief refinance loans, continued to grow and was 79 percent of the single-family credit guarantee portfolio at March 31, 2018.

•	Single-family credit guarantee portfolio increased from the prior quarter to $1.84 trillion at March 31, 2018.

•
Average guarantee fees charged on new acquisitions were 40 basis points (net of the legislated 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011) for the first quarter of 2018, up from 36 basis points in the prior quarter.

▪
Average guarantee fees on the single-family credit guarantee portfolio were 33 basis points, down from 35 basis points in the prior quarter, primarily due to lower amortization of upfront fees driven by a decrease in loan prepayments during the first quarter of 2018.

•
The company has transferred a significant portion of credit risk on 39 percent(1) of the single-family credit guarantee portfolio and expects to reduce by approximately 60 percent the modeled capital required for credit risk(2)(3) on the quarter's $66 billion of new originations.

•	Provided funding for more than 282,000 single-family homes, approximately 124,000 of which were refinance loans in the first quarter of 2018.

(1) Calculated as the current balance of single-family credit risk transfer transaction reference pool UPB divided by the single-family credit guarantee portfolio UPB.
(2) Modeled capital requirement as per the FHFA's Conservatorship Capital Framework and internal methods that use stress scenarios which are generally consistent with the 2017 Dodd-Frank Act Stress Test (DFAST) "severely adverse" scenario.
(3) Calculated as modeled credit capital expected to be released from the underlying single-family credit risk transfer transaction reference pool divided by total modeled credit capital on quarterly new originations.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Multifamily Segment
Leading through Innovation
Financial Results(1)

(Dollars in millions)	1Q 2018	4Q 2017	Change	1Q 2017	Change
Net interest income	$271	$301	$(30)	$271	$0
Guarantee fee income	195	193	2	151	44
Benefit (provision) for credit losses	16	(3)	19	6	10
Gains (losses) on loans and other non-interest income	(430)	654	(1,084)	236	(666)
Derivative gains (losses)	655	212	443	127	528
Administrative expense	(100)	(107)	7	(95)	(5)
Other non-interest expense	(14)	(22)	8	(21)	7
Segment earnings before income tax expense	593	1,228	(635)	675	(82)
Income tax expense	(121)	(426)	305	(226)	105
Segment earnings, net of taxes	472	802	(330)	449	23
Total other comprehensive income (loss), net of tax	(68)	(142)	74	(4)	(64)
Total comprehensive income	$404	$660	$(256)	$445	$(41)

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

•
The decrease in comprehensive income from the prior quarter was primarily driven by lower fair value gains due to less tightening on K Certificate benchmark spreads combined with lower new commitment volume and the effects of strategic pricing, partially offset by lower income tax expense resulting from the decrease in the corporate tax rate in 2018.

▪
Derivative gains (losses) for the Multifamily segment are largely offset by interest rate-related fair value changes on the loans and investment securities being economically hedged. As a result, there is minimal net impact on total comprehensive income for the Multifamily segment from interest rate-related derivatives.

 Business Highlights

•
New purchase volume was $13 billion for the first quarter of 2018, a decrease of 53 percent from the prior quarter's record volume, while outstanding loan purchase commitments increased 21 percent to $18 billion, primarily reflecting a strong pipeline of expected future fundings.

•	Multifamily guarantee portfolio increased 5 percent from the prior quarter to $213 billion at March 31, 2018 due to ongoing credit risk transfer securitizations.

▪	Capped multifamily new business activity was $6 billion for the first quarter of 2018, while uncapped new business activity was $7 billion.

◦	The 2018 FHFA Scorecard goal is to maintain the dollar volume of annual capped multifamily new business activity at or below a production cap of $35 billion.

•
The company has transferred a large majority of credit risk on 90 percent(1) of the multifamily guarantee portfolio and expects to reduce by approximately 90 percent the modeled capital required for credit risk(2)(3) on the quarter's $13 billion of new originations.

▪	The company executed $16 billion in UPB of credit risk transfer transactions, primarily via K Certificates and SB Certificates, during the first quarter of 2018, and $265 billion in UPB since 2009.

◦
In addition to transferring a large majority of expected and stress credit risk, nearly all of the company's credit risk transfer transactions also shifted non-credit risks, such as interest-rate risk and liquidity risk, away from Freddie Mac to third-party investors.

•	Provided financing for approximately 152,000 rental units in the first quarter of 2018.

▪	83 percent of the eligible units financed were affordable to families earning at or below area median incomes.
(1) Calculated as the current balance of multifamily credit risk transfer transactions (primarily K Certificates and SB Certificates) divided by the multifamily guarantee portfolio UPB.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

(2) Modeled capital requirement as per the FHFA's Conservatorship Capital Framework and internal methods that use stress scenarios which are generally consistent with the 2017 Dodd-Frank Act Stress Test (DFAST) "severely adverse" scenario.
(3) Calculated as modeled credit capital expected to be released from credit risk transfer transactions (primarily through K Certificates and SB Certificates) divided by total modeled credit capital on quarterly new originations.
Capital Markets Segment
Enhancing the liquidity of the company’s securities in the secondary mortgage market while reducing less liquid assets using economically sensible transactions and responding to market opportunities in funding the company's business activities
Financial Results(1)

(Dollars in millions)	1Q 2018	4Q 2017	Change	1Q 2017	Change
Net interest income	$817	$773	$44	$929	$(112)
Net impairment of available-for-sale securities recognized in earnings	111	42	69	73	38
Derivative gains (losses)	1,302	170	1,132	52	1,250
Gains (losses) on trading securities	(471)	(363)	(108)	(135)	(336)
Other non-interest income	525	897	(372)	744	(219)
Administrative expense	(84)	(88)	4	(83)	(1)
Segment earnings before income tax expense	2,200	1,431	769	1,580	620
Income tax expense	(448)	(507)	59	(528)	80
Segment earnings, net of taxes	1,752	924	828	1,052	700
Total other comprehensive income (loss), net of tax	(704)	(291)	(413)	29	(733)
Total comprehensive income	$1,048	$633	$415	$1,081	$(33)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•
The increase in comprehensive income from the prior quarter was primarily driven by higher fair value gains due to spread tightening combined with lower income tax expense resulting from the decrease in the corporate tax rate in 2018.

Business Highlights

•
Continued to responsibly reduce the balance of the mortgage-related investments portfolio with a focus on reducing less liquid assets. Less liquid assets were $53 billion at March 31, 2018, down $3 billion, or 5 percent, from the prior quarter, due primarily to sales of $2 billion of single-family legacy assets, sales of $2 billion of non-agency mortgage-related securities and ongoing portfolio liquidations.

•	Continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪
Liquid assets held by the Capital Markets segment were 66 percent of the portfolio, or $126 billion, at March 31, 2018, relatively unchanged from 66 percent of the portfolio, or $130 billion, at December 31, 2017.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing while also helping struggling homeowners avoid foreclosure.
Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 26,000 single-family loan workouts in the three months ended March 31, 2018.
Mortgage Funding – Freddie Mac provided approximately $80 billion in liquidity to the market in the three months ended March 31, 2018, funding:

•	More than 282,000 single-family homes, approximately 124,000 of which were refinance loans; and

•	Approximately 152,000 multifamily rental units.

(1) As of March 31, 2018.
Note: Amounts may not add due to rounding.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment and the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 21, 2017 Letter Agreement. The company received no cash proceeds as a result of issuing the initial $1 billion liquidation preference of senior preferred stock or the $3.0 billion increase on December 31, 2017.

(2)	As of March 31, 2018.
Note: Amounts may not add due to rounding.

•	No dividend payment required to U.S. Treasury as the company rebuilds its allowed $3 billion capital buffer.

▪	The applicable Capital Reserve Amount is $3.0 billion from January 1, 2018 and thereafter, pursuant to the December 21, 2017 Letter Agreement.

•
The amount of funding available to Freddie Mac under the Purchase Agreement was reduced to $140.2 billion after the funding of the draw request related to the company's $312 million negative net worth at December 31, 2017.

•	Through March 31, 2018, aggregate cash dividends paid to Treasury were $40.8 billion more than cumulative cash draws received from Treasury.

▪	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement.

•	The aggregate liquidation preference of the senior preferred stock increased to $75.6 billion after the funding of the $0.3 billion draw request.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Additional Information
For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on May 1, 2018 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/m6/p/26rkii5o. The replay will be available on the company’s Web site at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Media Contact: Christopher Spina (703) 388-7031	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(in millions, except share-related amounts)	1Q 2018	4Q 2017	1Q 2017
Interest income
Mortgage loans	$15,951	$16,055	$15,965
Investments in securities	810	778	914
Other	214	221	101
Total interest income	16,975	17,054	16,980
Interest expense	(13,957)	(13,553)	(13,185)
Net interest income	3,018	3,501	3,795
Benefit (provision) for credit losses	(63)	262	116
Net interest income after benefit (provision) for credit losses	2,955	3,763	3,911
Non-interest income (loss)
Gains (losses) on extinguishment of debt	110	46	218
Derivative gains (losses)	1,830	88	(302)
Net impairment of available-for-sale securities recognized in earnings	—	(1)	(13)
Other gains (losses) on investment securities recognized in earnings	(232)	214	56
Other income (loss)	121	968	415
Non-interest income (loss)	1,829	1,315	374
Non-interest expense
Salaries and employee benefits	(286)	(285)	(275)
Professional services	(102)	(112)	(112)
Other administrative expense	(132)	(161)	(124)
Total administrative expense	(520)	(558)	(511)
Real estate owned operations expense	(34)	(61)	(56)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(359)	(350)	(321)
Other expense	(197)	(287)	(76)
Non-interest expense	(1,110)	(1,256)	(964)
Income (loss) before income tax expense	3,674	3,822	3,321
Income tax (expense) benefit	(748)	(6,743)	(1,110)
Net income (loss)	2,926	(2,921)	2,211
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	(800)	(499)	(2)
Changes in unrealized gains (losses) related to cash flow hedge relationships	30	43	28
Changes in defined benefit plans	(6)	65	(3)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(776)	(391)	23
Comprehensive income (loss)	$2,150	$(3,312)	$2,234
Net income (loss)	$2,926	$(2,921)	$2,211
Undistributed net worth sweep and senior preferred stock dividends	—	—	(2,234)
Net income (loss) attributable to common stockholders	$2,926	$(2,921)	$(23)
Net income (loss) per common share — basic and diluted	$0.90	$(0.90)	$(0.01)
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share-related amounts)	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents (includes $3,398 and $2,963 of restricted cash and cash equivalents)	$8,617	$9,811
Securities purchased under agreements to resell	41,828	55,903
Investments in securities, at fair value	75,501	84,318
Mortgage loans held-for-sale (includes $15,832 and $20,054 at fair value)	27,615	34,763
Mortgage loans held-for-investment (net of allowance for loan losses of $8,848 and $8,966)	1,840,736	1,836,454
Accrued interest receivable	6,381	6,355
Derivative assets, net	454	375
Deferred tax assets, net	8,313	8,107
Other assets (includes $3,502 and $3,353 at fair value)	13,038	13,690
Total assets	$2,022,483	$2,049,776
Liabilities and equity
Liabilities
Accrued interest payable	$6,058	$6,221
Debt, net (includes $5,617 and $5,799 at fair value)	2,004,807	2,034,630
Derivative liabilities, net	345	269
Other liabilities	9,123	8,968
Total liabilities	2,020,333	2,050,088
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $75,648 and $75,336)	72,648	72,336
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,054,986 shares and 650,054,731 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(80,424)	(83,261)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $363 and $593, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	5	662
Cash flow hedge relationships	(399)	(356)
Defined benefit plans	96	83
Total AOCI, net of taxes	(298)	389
Treasury stock, at cost, 75,808,900 shares and 75,809,155 shares	(3,885)	(3,885)
Total equity	2,150	(312)
Total liabilities and equity	$2,022,483	$2,049,776
The table below represents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
(in millions)	March 31, 2018	December 31, 2017
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-sale	—	—
Mortgage loans held-for-investment	1,778,010	1,774,286
All other assets	23,488	25,753
Total assets of consolidated VIEs	$1,801,498	$1,800,039
Liabilities:
Debt, net	$1,726,969	$1,720,996
All other liabilities	5,045	5,030
Total liabilities of consolidated VIEs	$1,732,014	$1,726,026

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

FREDDIE MAC
Non-GAAP Reconciliations

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
GAAP net interest income	$3,795	$3,379	$3,489	$3,501	$3,018
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(1,741)	(1,840)	(1,921)	(1,946)	(1,873)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(467)	(429)	(398)	(296)	(145)
Hedge accounting impact (4)	43	42	40	(132)	373
Other reclassifications (5)	(430)	15	(64)	(53)	(285)
Total reclassifications	(2,595)	(2,212)	(2,343)	(2,427)	(1,930)
Adjusted net interest income	$1,200	$1,167	$1,146	$1,074	$1,088

Reconciliation of GAAP Guarantee Fee Income* to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
GAAP guarantee fee income*	$149	$158	$169	$186	$194
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	1,741	1,840	1,921	1,946	1,873
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(321)	(330)	(339)	(350)	(359)
Total reclassifications	1,420	1,510	1,582	1,596	1,514
Adjusted guarantee fee income	$1,569	$1,668	$1,751	$1,782	$1,708

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(Dollars in billions)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018
GAAP comprehensive income	$2.2	$2.0	$4.7	$(3.3)	$2.2
Exclusions:
Non-agency mortgage-related securities litigation settlement (7)	—	—	(4.5)	—	—
Tax effect related to litigation settlement	—	—	1.6	—	—
Write-down of net deferred tax asset (8)	—	—	—	5.4	—
Total exclusions	—	—	(2.9)	5.4	—
Comprehensive income, excluding significant items	$2.2	$2.0	$1.8	$2.1	$2.2
* Guarantee fee income on a GAAP basis is included in Other income (loss) on Freddie Mac’s condensed consolidated statements of comprehensive income.
Note: Columns may not add due to rounding.
For notes on reclassifications, see page 16 of this press release.

Freddie Mac First Quarter 2018 Financial Results
May 1, 2018

Notes on Significant Reclassifications
(1) Net guarantee fees are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Implied guarantee fee income related to unsecuritized loans held in the mortgage investments portfolio is reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) into adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization of premiums and discounts associated with the company’s PCs and the loans underlying those PCs, amortization of non-cash premiums on single-family loans in trusts and on consolidated PCs, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, the accretion of other-than-temporary impairments on available-for-sale securities, STACR debt note expense and net float income or expense.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The third quarter 2017 GAAP results included a benefit of $4.5 billion (pre-tax) from a settlement with the Royal Bank of Scotland plc related to non-agency mortgage-related securities. The tax effect related to this settlement was $(1.6) billion.
(8) The Tax Cuts and Jobs Act enacted in December 2017 reduced the statutory corporate income tax rate from 35% to 21%. Although not effective until January 1, 2018, accounting rules require that the company measure its net deferred tax asset using the reduced rate in the period in which the legislation was enacted. Therefore, the company reduced its net deferred tax asset by $5.4 billion, with a corresponding charge to deferred income tax expense. This resulted in a decrease in both net income and comprehensive income.